Principal Real Estate Income Fund

Form N-SAR

For Period Ended: 10/31/2014

Sub-item 77Q2:

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the Fund’s officers and Trustees, the investment adviser’s officers and directors, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of the Fund’s Common Shares to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on a review of the reports filed, the Fund believes that during fiscal year ended October 31, 2014, all Section 16(a) filing requirements applicable to the Fund’s officers, Trustees and greater than 10% beneficial owners were complied with, with the exception of one instance. One Form 4 report for Mr. Ernest J. Scalberg, Trustee, was not filed on a timely basis to report one transaction in Common Shares of the Fund. Upon discovering the error, Mr. Scalberg filed a Form 4 to report the transaction.